Exhibit 2.4(a)(vi){PRIVATE }
                 COMPLETION ASSISTANCE AGREEMENT

          THIS AGREEMENT,  dated as  of                   ,  19    is  made  and
entered  into  by  and  between  Handex  Corporation,  a  Delaware   corporation
("Handex"), and ECB, Inc., a Florida corporation ("ECB").

                           WITNESSETH:
                          ------------
          WHEREAS, ECB has today acquired all of the issued and outstanding shares of Handex Environmental, Inc. ("Environmental") (the "Acquisition") and, by virtue of such Acquisition, now owns indirectly all of the issued and outstanding shares of the subsidiaries of Environmental, each of which is identified on Exhibit A attached hereto and all of which are herein collectively referred to as the "Subsidiaries;" and
          WHEREAS, prior to the closing of the Acquisition the contracts relating to the work-in-process listed on Exhibit B (the "Retained Contracts") were transferred by the Subsidiaries indicated on such Exhibit to Environmental, and in turn transferred by Environmental to Handex so as to provide Handex with primary responsibility for and control over such work-in-process; and
          WHEREAS, Handex has accepted each such assignment and has assumed the Retained Contracts.
          WHEREAS, Handex may not have the equipment and personnel necessary to perform the remaining work under the Retained Contracts and therefore, may subcontract for the performance thereof; and
          WHEREAS, ECB is willing to perform the Retained Contracts as a subcontractor to Handex, and Handex is willing to retain ECB to perform only specified Retained Contracts selected by Handex in its sole discretion.
          NOW, THEREFOR, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:
               ECB agrees to render services and otherwise perform, and to cause the Subsidiaries to render services and otherwise perform in strict accordance with the Subcontract Agreement (form attached hereto as Exhibit C) to be executed by ECB and the applicable Subsidiary and Handex for each Retained Contract Handex selects ECB to perform.
               Compensation and other terms shall be as set forth in the individual Subcontract Agreement.
               ECB acknowledges and agrees that all currently unpaid amounts due under the Retained Contracts, as well as all amounts due hereafter, are the exclusive property of Handex, and that its sole compensation for services rendered with respect to such Retained Contracts shall be the payments due under the preceding paragraph 2.
               All work performed by or on behalf of ECB shall be done in a timely workmanlike and professional manner consistent with the requirements of each Retained Contract. Handex shall have no control over the method or manner in which ECB, Environmental and/or any Subsidiary performs such work, it being expressly understood and agreed that the relationship of ECB to Handex is that of an independent contractor. The foregoing shall not, however, be construed to prevent Handex from terminating this Agreement as to any particular Retained Contract, or all Retained Contracts, in the event of a breach of ECB's obligations hereunder.
               ECB and Handex shall keep full and adequate books of account and other records reflecting all costs and expenses incurred and proceeds received with respect to the Retained Contracts. Such books of account and records shall be made available for inspection by each of the parties upon reasonable request of the other party at any time and from time to time.
               This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns; provided, however, that this Agreement shall not be assignable by ECB without the prior written consent of Handex. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey.
          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date and year first above written.

                              HANDEX CORPORATION

                              By:
                                   ----------------------
                              Its:
                                   ----------------------

                              ECB, INC.

                              By:
                                   -----------------------
                              Its:
                                   -----------------------
88/HANDEX/ECB-SUB3.AGR

                           EXHIBIT  A

                          SUBSIDIARIES


                   HANDEX OF NEW JERSEY, INC.
              HANDEX ENVIRONMENTAL MANAGEMENT, INC.
                   HANDEX OF NEW ENGLAND, INC.
                    HANDEX OF ILLINOIS, INC.
                      HANDEX OF OHIO, INC.
                  HANDEX OF THE CAROLINAS, INC.
                     HANDEX OF FLORIDA, INC.
                    HANDEX OF MARYLAND, INC.
                    HANDEX OF COLORADO, INC.
                         HANDEX OF PENNSYLVANIA, L.L.C.
88/HANDEX/ECB-SUB3.AGR

                            EXHIBIT B

RETAINED CONTRACTS

1.   Delaware Solid Waste Authority
2.   Browning Ferris Ind., Pelham, NH
3.   Browning Ferris Ind., Whispering Pines
4.   Browning Ferris Ind., Victoria
5.   Browning Ferris Ind., Itasca Gardens
6.   ITT Automotive - Madison County
7.   Anne Arundel County - Millersville Landfill
8.   Kansas Dept of Health - Rush Center SRP
9.   Rhone Polenc, Inc.
10.  Spring Industries, Inc.
11.  PBS&J - Fort Lauderdale
12.  William's Construction Co., Inc. - Millersville
13.  LILCO
14.  Wyoming DEP - Opal
15.  Arundel County - Annapolis Landfill
16.  Allied Signal
17.  General Motors - Garland Road
18.  NY - DGS
          a.   Maspeth Sign Shop
          b.   Precinct No. 3
          c.   Busch Terminal
          d.   Hamilton Asphalt Plant
          e.   Precinct No. 120
          f.   Rikers Island
19.  Leicester Fornier/GEMME-HNE
20.  Macon Dockery Superfund
21.  Blake Construction
22.  Hyman Shea
23.  Star Enterprises, Cedar Grove, NJ
24.  Amoco, Paramus, NJ
88/HANDEX/ECB-SUB3.AGR

                            EXHIBIT C

                      SUBCONTRACT AGREEMENT


This Agreement is made effective as of this           day of December, 1996,  by
and between Handex Corporation, a Delaware corporation with it's principal place of business at 500 Campus Drive, Morganville NJ 07751 ("Handex"), and ECB, Inc. a Florida Corporation with it's principal place of business at 30941 Suneagle
Drive, Mt. Dora,  FL  32757  and Handex of                                  ,  a
Delaware corporation with  an office at
(ECB,  Inc.  and  Handex  of                         collectively  referred   to
hereinafter as "Subcontractor"), for the purpose of engaging Subcontractor to perform the work described in Section I below at the rates set forth in Section
II below.   ECB, Inc.  and Handex  of                     acknowledge that  they
shall be jointly and severally responsible for the obligations of Subcontractor as set forth hereinafter.

I.   SCOPE OF WORK - (Description below or attach as Schedule "A")
     Subcontractor shall furnish all labor, material, tools, equipment, supervision and services necessary to prosecute and complete the work identified and described in Schedule A attached hereto (the "Work"), being a portion of the work required of Handex under
                                       agreement dated                 (the
     "General Contract"). The Work shall be performed by Subcontractor in a good and workmanlike manner strictly in accordance with the General Contract, attached hereto as Exhibit "B" and the terms and conditions contained herein. Subcontractor shall be bound by all of the terms of this Agreement, including the General Contract, and Exhibits referenced therein, and assumes all of the obligations of Handex as stated therein which are applicable to this Subcontract including provisions of the General Contract required to be inserted or incorporated into subcontracts. Subcontractor agrees to complete the work within the time set forth below or in Schedule "A".
     Subcontractor shall also comply with Schedule "C" attached hereto regarding Handex' minimum safety requirements at the site, and particularly with the General Contract site - specific health and safety plan. Subcontractor shall provide appropriate license and certifications as required by Schedule "D".

II.  PRICE.  The charges for the work described in Section I shall be:


III. TERMS.
1. SCOPE OF WORK. Subcontractor agrees to perform for Handex the services and Scope of Work detailed in Section I of this Agreement in a safe manner protective of all persons including Handex employees, and in full compliance with all Federal, State and local laws, rules, regulations, ordinances and orders, the General Contract, and appropriate industry standards where not in conflict. Subcontractor represents and warrants that its employees have received all required OSHA training, maintains medical and other required employee records, and its employees have all required protective personal safety equipment. Copies of all licenses and certifications shall be provided to Handex along with this signed subcontract.
2. COMPENSATION. As full and complete compensation for the work, Handex shall pay contractor in accordance with the lump sum or rates not to exceed that set forth in Section II of this Agreement. Section II represents the contract ceiling price which shall be the maximum compensation payable to contractor for the work. In no event shall contractor exceed the contract ceiling price without Handex's prior express written approval.
3. CHANGES. No changes in the Scope of Work shall be performed by Subcontractor unless Handex shall, in writing, have specifically directed such work to be performed or deleted such work and a change order shall have been signed by Handex and contractor.
4.   INVOICES AND PAYMENTS
     Invoices shall be submitted monthly to:
               Handex Corporation
               500 Campus Drive
               Morganville, NJ  07751
     Payment shall be made within (15) days of the date of receipt by Handex of payment for Subcontractor's Work from its client for each invoice submitted by Subcontractor and approved for payment in accordance with the General Contract. Subcontractor shall provide Handex reasonable written substantiation of the charges set forth on each invoice upon request. It is understood and agreed that no payment on account shall operate as an approval of said work or materials, or any part thereof.
5. TAXES. Subcontractor shall pay all Sales Taxes, Use Taxes, Excise Taxes, Old Age Benefit and Unemployment Compensation Taxes upon the material and labor furnished under this contract, as required by the Statutes of the United States Government and the State in which this work is performed.
6. TERMINATION. Handex shall have the right to terminate the services to be performed hereunder, with or without cause, upon written notice to
     Subcontractor. If Handex gives notice of termination, Handex shall be obligated to pay Subcontractor only those costs and expenses reasonably incurred through the effective date of termination, and for which Handex is paid by its client under the General Contract.
7. INSURANCE. Subcontractor shall procure and maintain at its expense during the term of the services provided hereunder insurance coverage as required by Schedule "E" and shall provide Handex with a certificate of insurance prior to starting any work in the amounts and types as set forth in Schedule "E".
     In addition to the additional insureds set forth in Schedule "E", Subcontractor shall name Handex as an additional insured on such policy(s) and the policy(s) shall provide for 30 days notice to Handex prior to termination, for any reason, of the policy(s).
8. INDEMNIFICATION. Subcontractor shall indemnify, hold harmless and defend Handex, its directors, officers and employees from and against any and all losses, liabilities, damages, injuries, demands, fines, penalties, claims, suits, costs, fees and expenses including costs of settlement and reasonable attorneys' fees to property or person, personal illness, injury or death including contractor's own employees and contractor's subcontractors' employees, of whatever type or nature to the same extent and manner as Handex indemnifies its client under the General Contract, and for those which shall be caused by, arise out of, or in any manner be connected with: (i) Subcontractor's, or Subcontractor's subcontractors violation of any laws, rules, regulations or orders; or, (ii) Subcontractor's breach of contract or of any warranty or representation contained herein.

9. NO ASSIGNMENT. This Agreement shall not be assigned by the Subcontractor. Any attempt to assign the work order shall operate as an instant forfeiture and repudiation thereof by the Subcontractor and the rights of the parties shall be determined in the same manner as though the Subcontractor had at the time of such attempted assignment failed and refused to continue to perform the contract.
10. INDEPENDENT CONTRACTOR. Subcontractor is an independent contractor in all respects and under no circumstances shall it be considered an employee of Handex. All work performed by Subcontractor shall be by Subcontractor's employees. Subcontractor shall not subcontract to any other person, corporation or other entity all or any portion of the work.
11. CAPTIONS. The captions herein are for convenience only and are not to be construed as part of this Agreement, nor shall the same be construed as defining or limiting in any way the scope or intent of the provisions hereof.
12.  APPLICABLE LAW.    The  validity, performance  and  construction  of  this
     Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.
13. ENTIRE AGREEMENT. All negotiations and agreements prior to the date of this work order are merged herein. Subcontractor has read and fully understands this agreement. This Subcontract and the General Contract are intended to supplement and complement each other and shall where possible be thus interpreted. If, however, any provision of this Subcontract irreconcilably conflicts with a provision of the General Contract, the provision imposing the greater duty on the Subcontractor shall govern.


Handex Corporation

By:
     -----------------------------
     Thomas J. Bresnan, President

(SUBCONTRACTOR)

By:
     ------------------------------------
          (Signature and Title)



88/HANDEX/ECB-SUB3.AGR

                           SCHEDULE A
                          SCOPE OF WORK
     The Subcontractor, its employees, servants, subcontractors and agents shall provide services to Handex that comply with all industry standards, applicable federal, state and local laws, rules, regulations or ordinances, the General Contract and which are performed in a workmanlike manner.
     The Subcontractor's attention is specifically directed to the mandatory provisions of the General Contract, which must be passed through to Subcontractor.
     Subcontractor shall provide Handex with a copy of any: field log book notes made by Subcontractor or any sub-subcontractor; photographs made by anyone within the control of Subcontractor; receipts for materials or equipment used or installed at the Work site; written communications concerning the project; material sheets documenting the materials of construction of equipment or materials supplied or installed at the Work site; Bill of Material for any equipment provided or supplied; manifests, trucking logs, reports; other correspondence, documents or information related to the Work as may be required.

     General Description of the Work of Subcontractor:







     General Contract Technical Specification Section References:
88/HANDEX/ECB-SUB3.AGR

                            EXHIBIT B
                   GENERAL CONTRACT PROVISIONS

1.
2.
88/HANDEX/ECB-SUB3.AGR

                           SCHEDULE C
              SAFETY REGULATIONS FOR SUBCONTRACTORS

All safety regulations required by law, Handex and those site specific safety regulations imposed upon Handex by it's client must be strictly observed by employees of Subcontractor. Subcontractor's supervisors shall insure that all of their employees and those of their subcontractors and/or agents are aware of these regulations and that they are followed. VIOLATORS WILL NOT BE PERMITTED TO WORK AT THE WORK SITE.
1.  SMOKING REGULATIONS
All posted "No Smoking" areas are to be observed. NO butane lighters ("Bic", "Cricket", etc.) are to be used or carried by any persons engaged in welding, cutting, or burning activities or while performing Services for Handex at a project site.
2.  SAFETY PERMITS
Permits must be obtained from Handex for the following operations:
a) Burning or Welding Permit - Required in any designated "flammable" or "no smoking" area and/ or in any tank, vessel, or similarly enclosed space, or on pipelines, and at any project site of Handex. This permit may be required for any spark production operation (other than open flame) such as operating electric power tools (grinder, cutting, etc.), gasoline-driven motors, jackhammers, etc. One or more men may be required to serve as fire watch during welding operations.
b. Lockout Permits - Required whenever work is required on or in equipment that, if accidentally started, could cause injury.
c. Confined Space Permit - Required where any worker must enter a confined space. Any confined space must be cleaned, ventilated, and purged. Life line, harnesses, and supplied air breathing equipment may be required. A standby observer will be required.
d. Other Permits - May be required depending on the nature of the work. Check with your Handex contact.
NOTE: Our staff will make every effort to supply the required permits as expeditiously as possible.
3.  HOUSEKEEPING
a. Clean work areas are expected. Work areas are to be cleaned daily and all debris removed.
b. Equipment and supplies must be stored neatly. Aisles, passageways, roadways, fire and other emergency equipment must be kept clear at all times. Arrangements for storage of equipment and supplies must be made in advance with your Handex contact. Handex will not be responsible for theft or other loss.
4.  SAFETY SUPPLIES AND PROTECTIVE EQUIPMENT
a. Approved safety glasses and hard hats are required but not provided by Handex for outside workers. Subcontractors must supply their employees with glasses and hats and enforce the wearing of them.
b. Complete outer clothing, including long-sleeved shirts and pants, is required when exposure to hazardous materials is possible. No "T" shirts or shorts are permitted.
c. Other safety supplies such as gloves, respirator, face shield, goggles, fire extinguisher, and protective clothing are not provided by Handex for Subcontractor. Equipment such as ladders, welding equipment, scaffolds, machinery, tools, vehicles, etc. are not loaned to Subcontractor. Discuss any special requirements with your Handex contact.
5.  EMERGENCY CONDITIONS
a. If required, all contract workers will abide by all emergency instructions given by any supervisory member of Handex.
b. All injuries sustained at any Handex project site must be reported to your Handex contact immediately.
6  OTHER GENERAL SAFETY RULES
a. Compressed gas cylinders must be transported, stored, and used in an upright position. All cylinders shall be secured by a chain, or equivalent, with caps installed during transit and storage. Cylinder valves shall be closed when work is completed. Oxygen cylinders shall be stored a minimum of twenty feet (20') from fuel gas (acetylene, hydrogen, etc.) cylinders.
b. When necessary to work overhead, proper precautions must be taken to prevent falls of persons or materials. The area shall be cordoned off and proper warning signs displayed.
c.  Flammable liquids shall be stored in and dispensed from approved containers.
d. Ladders must be in good condition and must be made secure near the top. Scaffolding shall be of substantial construction with guardrail and toe boards installed.
e. Posted traffic control signs must be observed and vehicles kept in safe operating condition.
f. Do not shut off or make connections to operating electric, gas, steam, air, water, or process lines unless authorized to do so.
g. Safety barricades must be put in place at open manholes, floor holes, catch basins, and excavations. Appropriate lights must be installed if holes are to be left open during darkness hours.
h. Subcontractor personnel shall not enter any building or area other than the one in which they are working other than designated toilet facilities.
THE ABOVE RULES ARE SPECIFIED TO PROTECT YOU AND YOUR FELLOW WORKERS AND ARE REQUIREMENTS FOR WORKING AT HANDEX PROJECT SITES.
88/HANDEX/ECB-SUB3.AGR

               SUBCONTRACTOR'S SAFETY DECLARATION
             (To be Completed at Projects Start-up)

As   the   duly   authorized    and   designated   representative   and    agent
of                    , and for  any subcontractor, agent  or servant and  their employees, all hereinafter called "Contractor", I hereby certify and agree for myself and for and on behalf of Contractor that:
     Contractor has received an orientation briefing by Handex including, but not limited to, site-specific safety rules, accident/injury reporting,

     emergency procedures and potential hazards in the Contractor's work area during routine site operations;
     Contractor has presently and will continue to instruct all of its agents and employees in the topics covered at the above orientation, before they are allowed to work on-site;
     Contractor has received a written copy of this site-specific safety rules, health and safety plans and will insure that its employees comply with those rules, as well as any applicable federal, state and local health and safety regulations;
     Contractor will provide required respirators and personnel protective equipment for its employees and agents working on Handex project site; Contractor employees have been examined within the past 12 months and a have been medically qualified to perform their work assignments (including the wearing of respirators and personnel protective equipment), in accordance with state and federal OSHA regulations;
     Contractor employees have received training in appropriate health and safety topics (including, but not limited to, respiratory protection, hearing conservation, hazard communication and equipment operations), in accordance with state and federal OSHA regulations; and Contractor performs regularly scheduled maintenance on owned or leased vehicles and equipment, as per state and federal OSHA regulations (29 CFR 1910 and 1926). Known defects will be repaired prior to operation and, as defects become apparent during equipment operation, the equipment will be taken out of service until repairs are made.

This declaration is hereby incorporated  into the Contractual agreement  between
Handex Environmental Management, Inc.  and                             which  is
dated                   .

Contractor's Representative

By:
     ----------------------------------------
     Printed Name:                      Date

88/HANDEX/ECB-SUB3.AGR

                           SCHEDULE D

     Subcontractor must provide the following, which must be attached hereto before work begins:
     1.   Certificate of Insurance.
     2. Copy of Subcontractor's License to perform the specific profession (if applicable).
     3.   Proof of OSHA Hazardous Waste training (40 hr + 8 hr).
     4.   Proof of medical monitoring in accordance with OSHA.
     5.   Proof of compliance with client Drug and Alcohol policy.
     In addition, construction/drilling/excavation procedures and/or standards must be attached hereto, or sufficiently described.
88/HANDEX/ECB-SUB3.AGR

                           SCHEDULE E
                     INSURANCE REQUIREMENTS



88/HANDEX/ECB-SUB3.AGR